EXHIBIT 10.2

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of July 31, 2023 , by and between Solitario Resources Corp., a Colorado corporation (the “Company”), and Newmont Overseas Exploration Ltd., a Delaware corporation (the “Investor”).

RECITALS

WHEREAS, pursuant to a stock purchase agreement between the Company and the Investor, executed as of the same date as, and contingent on, this Agreement, the Investor is acquiring $2,500,000 in shares (the “Shares”) of Company’s common stock, $0.01 par value (the “Common Stock”).

WHEREAS, in consideration for its investment in the Shares, the Investor requires, and the Company is willing to provide, the investor rights described below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Preemptive Rights.

1.1 If the Company at any time, or from time-to-time, makes a private or public offering of equity securities (including Common Stock, preferred stock, or other equity securities), or any securities, options, warrants or debt that are convertible or exchangeable into equity securities or that include an equity component (including any derivative or hybrid security) for the purposes of raising capital in the form of cash proceeds to the Company (any such security, a “New Security”), the Investor has the right to acquire from the Company for the same price (net of underwriting discounts or sales commissions) and on the same terms as such securities are proposed to be offered to others, up to the amount of New Securities plus 1%, but in no case more than an amount that would result in the Investor owning more than 19.9% of the outstanding Common Stock of the Company; provided that such preemptive rights will not apply to (i) compensatory awards made under, or issuances pursuant to, the Company’s equity incentive plans approved by shareholders, or (ii) sales from time-to-time under the Company’s “At-the-Market” program (“ATM”) that is registered with the Securities and Exchange Commission (the “SEC”), including any extension of the existing ATM program or a replacement ATM program.

1.2 With respect to sales under the existing or any future ATM program :

(1) if the Company sells (or causes to be sold), in the aggregate, 1,000,000 or more shares of Common Stock, whether in a single transaction or series of transactions (the “ATM sale threshold”), the Investor will have the right, but not the obligation, to acquire from the Company up to that number of shares of Common Stock that would result in the Investor’s ownership being equal to 9.96%. After crossing the initial or subsequent ATM sale threshold, the measurement period for a new ATM sale threshold will commence. Any time the Company crosses a subsequent ATM sale threshold, the Investor will have the right, but not the obligation, to acquire additional shares as set forth in this Section 1.2.

(2) The Company will use reasonable best efforts to provide the Investor at least 30 days advanced notice that the Company is reasonably likely to cross an ATM sale threshold. Within 10 days after the ATM sale threshold has been crossed, the Company will provide a report (the “ATM Report”) to the Investor regarding the sale amounts and sale prices for all ATM sales that caused the applicable ATM sale threshold to be crossed, as well as the volume-weighted average price (“VWAP”) for all such sales. Within 15 days after receiving the ATM Report, the Investor will provide written notice regarding its intent (subject to approval by the Investor’s board of directors), if any, to acquire additional shares for the VWAP (the “Acquisition Notice”). To the extent the Investor exercises its right to acquire additional shares, the parties will promptly close the sale of additional shares to the Investor, but in any event, within no more than 30 days after the Investor provides the Acquisition Notice to the Company.

2. Right of First Offer – Property Transactions. Solely with respect to the “Golden Crest Properties” identified on Exhibit A hereto (or Company subsidiaries that own Golden Crest Properties), the Company will provide the Investor with the right of first offer with respect to any direct or indirect sale, option, lease, mortgage, joint-venture or other disposition of all or a portion of the Company’s interest in any of the Golden Crest Properties; provided that this right will not apply to any transaction that constitutes a change of greater than 50% of the voting control of the Company, a sale of substantially all of the Company’s assets, a sale of the Company as a whole, or a financing described in Section 3.

3. Right of First Refusal – Financing. Solely with respect to the Golden Crest Properties (or Company subsidiaries that own the Golden Crest Properties), the Investor will be granted a right of first refusal to provide or participate in any debt or non-equity financing, including but not limited to, tolling, any royalty in excess of 2.5%, or streaming transactions.

4. Exercise of Rights. With respect to the exercise by the Investor of its preemptive right (Section 1.1), right of first offer (Section 2), and right of first refusal (Section 3) described above:

4.1 The Company will use reasonable best efforts to provide the Investor at least 30 days advanced notice that an event that would be subject to the preemptive rights provisions of Section 1.1, the right of first offer provisions of Section 2, or the right of first refusal provisions of Section 3 (each a “Triggering Event”) is reasonably likely to occur and promptly provide to the Investor all information reasonably requested by the Investor to evaluate the Triggering Event.

4.2 Immediately upon determining that it intends to engage in a Triggering Event, the Company will provide to the Investor written notice of the anticipated Triggering Event and relevant information regarding the terms of the Triggering Event (the “Triggering Event Notice”). The Company will promptly provide to the Investor all information reasonably requested by the Investor to evaluate the Triggering Event. If the Investor declines to exercise its rights with respect to a Triggering Event, the Company may consummate the Triggering Event; provided that if the Triggering Event is not consummated within 90 days of the Triggering Event Notice, any subsequent actions with respect to such event will again be subject to this Agreement.

4.3 Within 30 days after receiving the Triggering Event Notice, the Investor will provide written notice regarding its intent (subject to approval by the Investor’s board of directors), if any, to exercise its rights hereunder (the “Investor Notice”). To the extent that the Investor exercises its rights with respect to any Triggering Event, the parties will promptly close the relevant transaction, but in any event, within no more than 45 days after the Investor provides the Investor Notice to the Company.

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5. Additional Rights with Respect to the Gold Crest Properties.

5.1 The Company will use commercial best efforts to maintain the Golden Crest Properties in full force and effect and good standing, and refrain from doing anything, or omitting to do anything, which may subject the Golden Crest Properties to cancellation or recission, or otherwise restrict the ability of the Company or a successor to legally exploit any property or use rights associated with the Golden Crest Properties now or in the future. Nothing in this Section 5.1 shall serve to prohibit the Company from, in good faith, determining from time to time to abandon one or more claims that are a part of the Gold Crest Properties that the Company determines to have low mineral potential.

5.2 The Company will provide quarterly reports evidencing the financial condition of the Company and its subsidiaries that hold any of the Golden Crest Properties (with quarterly reports on Form 10-Q and annual reports on Form 10-K filed with the SEC being an acceptable means of conveying such information, to the extent such information is included in such reports).

5.3 The Company will promptly notify the Investor of any known breaches or violations of applicable laws, rules, regulations, tariffs, orders, material contracts, or directives with respect to the Golden Crest Properties and advise the Investor of any steps required or being taken to remedy such breach.

5.4 The Investor will have a right, at its expense, after providing the Company reasonable advance notice, to visit the Golden Crest Properties up to two times per year and perform reasonable due diligence with respect to such properties and operations.

5.5 The Company will produce and deliver to the Investor half-year reports detailing the exploration work performed on the Golden Crest Properties during such six-month period and the results of such work.

6. Confidentiality. Investor shall, and shall cause its directors, officers, managers, employees, agents, and third-party advisors with whom Investor shares confidential information of the Company (collectively, “Representatives”) to, keep confidential all, and shall not divulge to any other party any, (a) of the trade secrets or private or confidential information of the Company and the Gold Crest Properties it may receive or have access to under this Agreement including private, secret and confidential information relating to such matters as drilling results and analysis thereof, technical data, the finances, methods of operation and competition, strategies, equipment and operational requirements and information concerning personnel, customers and suppliers of or related to the Gold Crest Properties or the Company generally, unless such information is or becomes generally available to the public other than as a result of a disclosure by Investor or its Representatives.

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7. Material Non-Public Information. The Investor acknowledges that the Company may provide the Investor with confidential information which may constitute “material non-public information” within the meaning of applicable U.S. federal securities laws (“MNPI”) in connection with this Agreement; provided that the Company will use reasonable efforts to identify MNPI as such prior to providing it to the Investor. In the event that the Investor wishes to trade in Common Stock, but is in possession of MNPI furnished in connection with this Agreement, the Investor will notify the Company and the Company will publicly disclose such MNPI reasonably promptly (but no later than the end of the next fiscal quarter) in order to allow the Investor to trade.

8. Partnership Against Corruption Initiative. The Investor, through its parent company, Newmont Corporation, is a member of the Partnership Against Corruption Initiative (“PACI”) of the World Economic Forum. The Investor has adopted an Anti-Corruption Standard consistent with the PACI principles. The Company agrees that the Investor may from time-to-time undertake reasonable due diligence in order to comply with its Anti-Corruption Standard and the Company will cooperate as reasonably requested by the Investor.

9. Registration Rights. So long as the Investor (together with its affiliates who hold any Common Stock) holds greater than 10% of the outstanding Common Stock or is otherwise regarded as an affiliate of the Company, the Investor will have the demand registration rights set forth below.

9.1 The Company, upon written demand (a “Demand Notice”) of the Investor or any of its affiliates holding Shares (each a “Registered Holder” and together the “Registered Holders”), agrees to register, on one occasion, all or any portion of the Common Stock held by the Registered Holders (the “Resale Shares”). On such occasion, the Company will file a registration statement with the SEC covering the resale of the Resale Shares within 60 days after receipt of a Demand Notice and use its commercially reasonable efforts to have the registration statement declared effective promptly thereafter, subject to compliance with review by the Securities and Exchange Commission. Notwithstanding the foregoing obligations, if the Company furnishes to the Registered Holders requesting a registration a certificate signed by the Company’s chief executive officer stating that, in the good faith judgment of the Board of Directors, it would be materially detrimental to the Company and its shareholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company will have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof will be tolled correspondingly, for a period of not more than 90 days.

9.2 The Company will bear all fees and expenses attendant to the registration of the Resale Shares, but the Registered Holders will pay any and all underwriting commissions and the expenses of any legal counsel selected by the Registered Holders to represent them in connection with the sale of the Resale Shares. The Company agrees to use its commercially reasonable efforts to cause the registration statement to become effective promptly and to qualify or register the Resale Shares in such States as are reasonably requested by the Registered Holders; provided, however, that in no event will the Company be required to register the Resale Shares in a State in which such registration would cause: (i) the Company to be obligated to register or license to do business in such State or submit to general service of process in such State, or (ii) the principal shareholders of the Company to be obligated to escrow their shares of capital stock of the Company. The Company will cause any registration statement filed pursuant to the demand right granted hereunder to remain effective for a period of at least twelve (12) consecutive months after the date that the Registered Holders are first given the opportunity to sell all of the Resale Shares registered thereunder. The Registered Holders will only use the prospectuses provided by the Company to sell the shares covered by such registration statement, and will immediately cease to use any prospectus furnished by the Company if the Company advises the Registered Holders that such prospectus may no longer be used due to a material misstatement or omission.

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10. Notices. All notices and other communications given or made pursuant to this Agreement will be in writing and will be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications will be sent to the respective parties at their address as set forth below, or to such e-mail address, or address as subsequently modified by written notice given in accordance with this Section 10.

if to the Company:	4251 Kipling St., Suite 390 Wheat Ridge, Colorado 80033
Attn: Christopher Herald E-mail: CHerald@solitariocorp.com
with a copy to (which will not constitute notice):	Dykema Gossett PLLC 111 E. Kilbourn Ave., Suite 1050 Milwaukee, WI 53202 Email: Pwaltz@Dykema.com
if to the Purchaser:	c/o Newmont Corporation 6900 E. Layton Ave. Denver, Colorado 80237 Attn: Legal Department Email: legalnotices@newmont.com
with a copy to (which will not constitute notice):	Holland & Hart LLP 555 17th Street, Suite 3200 Denver, CO 80202 Attention: Amy L. Bowler, Esq. Email: abowler@hollandhart.com

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11. Governing Law; Venue. This Agreement will be governed by the internal law of the State of Colorado, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Colorado. The Parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Colorado and to the jurisdiction of the United States District Court for the District of Colorado for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Colorado or the United States District Court for the District of Colorado, and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

12. Termination. This Agreement will terminate and be of no further force and effect (“Termination”) within 90 days after the date the Investor and its affiliates no longer beneficially own in the aggregate at least 8% of the outstanding shares of Common Stock (the “Termination Event”); provided that the Investor is allowed adequate time to exercise its preemptive rights hereunder.

13. Miscellaneous.

13.1 Each party will bear its own costs and expenses relating to the preparation and execution of this Agreement.

13.2 If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

13.3 If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13.4 This Agreement may be executed in more than one counterpart, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

13.5 Any waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist on strict adherence to any term of this Agreement on one or more occasions will not be construed as a waiver or deprive such party of the right to thereafter insist on strict adherence to that term or any other term of this Agreement.

13.6 This Agreement constitutes the entire agreement and understanding of the parties, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties regarding the matters set out in this Agreement. No provision of this Agreement may be amended, modified or waived, except in a writing signed by the parties hereto. This Agreement and the rights described herein may not be assigned by either party.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above:

COMPANY:

SOLITARIO ZINC CORP.

By:	/s/ Christopher Herald
Name:	Christopher Herald
Title:	Chief Executive Officer and President

PURCHASER:

NEWMONT OVERSEAS EXPLORATION LTD.

By:	/s/ Mark Ebel
Name:	Mark Ebel
Title:	Vice President

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Exhibit A

N
Legend
DG Add Claims2022
EC Add Claims2022
LD Claims2022
BH West Claims
BH Claims
DG Claims
EC Claims
LS Claims
Iron Claims
Iron-ST claims
TG Claims
Easter Claims
Golden Crest Claims
0 1,500 3,000 4,500 6,000
Meters
SOLITARIO ZINC CORP.
LODE MINING CLAIMS
Lawrence County, SD
Date: July 21, 2022

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